Exhibit 99

Consolidated Edison, Inc.

Information Sheet for

Consolidated Edison Company of New York’s

Electric Service Rate Case Filing

Details of filing

•	Effective date of new rates—April 2010

•	Rates based on future test year—April 2010 through March 2011

•	Historic year—calendar year 2008

•	Annual levelized increases of $695 million (6.0% on customers’ total bills) effective April 2010, 2011 and 2012

•	Alternatively, a one-year rate increase of $854 million (7.4% on customers’ total bills) effective April 2010

• Capital expenditures: 3-year total of	$4,810 million

• By year

• 2010	$1,699

• 2011	$1,517

• 2012	$1,594

• By type

• Substations	$286.6

• Transformers and related equipment	623.5

• Primary cable	464.8

• Secondary cable	527.2

• Feeder New/Replacements/Upgrades	349.1

• Substation Equipment & Life Extension	567.8

• Storm Hardening	127.9

• Advanced Technology (AMR)	12.2

• Other, routine capital including reliability and miscellaneous equipment upgrades	1,850.9

•	Continued current recovery of fuel and purchased power costs

•	Return on equity—11.6% for three-year rate plan; 10.9% for one year

•	Equity ratio reflected in rate year—48.2%

True-up reconciliations

•	Revenue decoupling mechanism

•	Demand management and energy efficiency programs

•	Pensions and other postretirement costs (PSC Policy)

•	Property taxes

•	Environmental site investigation and remediation

•	Municipal infrastructure support

•	Storm expenses

•	ERRP maintenance

•	Inflation above 4% (for three-year rate plan)

Major components of proposed $854 million increase effective April 2010

• Carrying cost of new infrastructure	$237 million
• Property taxes	127
• Other operating expenses	153
• Increase return on equity (10.9% vs. 10.0% currently)	127
• Pension and other post-retirement costs	114
• Expiring accounting credits/amortization of deferred costs	77
• Depreciation deficiency reserve amortization	19
Total	$854 million

Rate base balances

• 12 months ending December 31, 2008	$13.1 billion
• 12 months ending March 31, 2011	15.6 billion
• 12 months ending March 31, 2012	16.9 billion
• 12 months ending March 31, 2013	18.0 billion

Typical bill comparisons assuming a $695 million levelized increase effective April 2010

•	Typical residential customer paying $83.60 per month would see an increase of $6.48, or about 7.8 percent

•	Large business paying $15,744 per month would see an increase of $751, or 4.8 percent

Typical bill comparisons assuming a $854 million increase effective April 2010

•	Typical residential customer paying $83.60 per month would see an increase of $8.00, or about 9.6 percent

•	Large business paying $15,744 per month would see an increase of $942, or 6.0 percent

5-08-09

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